Exhibit 99.3

FSA Quarterly Letter from Robert P. Cochran,
Chairman and Chief Executive Officer,
Financial Security Assurance Holdings Ltd.

May 12, 2005

FSA got off to a good start in this first quarter, achieving respectable growth in operating earnings and maintaining mid-teens growth in adjusted book value (ABV).  Our new business originations were slightly ahead of those of the same period last year, which we believe is a good result, particularly in view of the highly competitive and tight-spread environment.  As is always our objective, this was achieved without compromising our underwriting standards and pricing discipline.

Net income for the first quarter of 2005 was $80.1 million, 4.6% lower than in last year’s comparable period due to the effect of marking insured credit default swaps (CDS) to fair value.  Operating earnings, which we define as net income before the effect of fair-value adjustments for insured CDS, rose 10.6% over the first quarter 2004.  While insured CDS transactions are accounted for as derivatives and therefore marked to market based upon movement in spreads for comparable risk positions, we believe this accounting volatility is of little consequence because we hold these positions until maturity, at which point the mark-to-market changes will sum to zero absent actual credit losses.  We underwrite our credit derivative exposures to extremely high standards for exactly this reason.

Excluding refundings, net premiums earned of $85.5 million was 1.2% higher than in last year’s first quarter.  Earned premium growth will be adversely affected for a while, as new asset-backed originations, characterized by lower premium rates, higher credit quality and longer average lives, struggle to replace the runoff of older asset-backed transactions.  In the longer term, we expect new originations in all three of our major sectors to create a stable, long-term base for earned premium growth.

Over the past 12 months, after taking dividends into account, ABV grew 15.5% excluding realized and unrealized capital gains and losses in the investment portfolio and 14.5% including them.

U.S. municipals continued to lead the business in the first quarter

First-quarter new issue municipal market volume was $98.0 billion, a record first quarter for the municipal industry, primarily due to strong refunding activity in anticipation of a rise in interest rates later this year.  While insurance penetration grew to approximately 62%, it remained a challenging market for bond insurers due to competitive pricing and tight spreads.

During the quarter, FSA produced $76.8 million of PV premiums, a 14% decrease from the same period last year.  The decrease was due to competitive pricing, narrow spreads and improving municipal credit, as well as a reduced contribution from the higher premium health care sector.  However, the average return on our new municipal business met our return objectives.

Looking ahead, we anticipate that current market conditions will continue for the foreseeable future.  In this environment, FSA will pursue both large and small transactions across all sectors of the market, while maintaining our underwriting and pricing discipline.

Solid results and diversification in the U.S. asset-backed business

The U.S. asset-backed market continued to be characterized by aggressive pricing and strong appetite for senior/subordinated transactions.  Nevertheless, we achieved good results, generating $60.8 million of PV premiums, a 74% increase over that of the same period last year.  A good portion of this value comes from the extension of previously insured transactions at the request of issuers.  Therefore, there will be no near-term impact on earned premium, but future earnings will benefit.  The new business was diversified among the consumer receivable, residential mortgage and pooled corporate sectors.

Looking ahead, we expect to sustain our participation in our traditional lines of business and to expand into new asset types and structures.  Additionally, we are beginning to see spread widening in certain sectors.

A good contribution from the international business

The European business continued to do well in the first quarter of 2005.  We generated $42.3 million of PV premiums, down 11% compared with the same period last year.  The deal flow was good and well diversified between both asset-backed and public infrastructure transactions.  The decrease in PV premiums was due to a shift in the business mix toward more Triple-A and Super Triple-A asset-backed transactions, which tend to have shorter terms and lower premiums relative to par than public infrastructure financings.  We are optimistic about our prospects internationally.  The pipeline of transactions is strong in Europe, particularly in the public infrastructure sector, and we are seeing opportunities in other public infrastructure markets outside of Europe.  With a deep bench of professionals in public infrastructure, municipal and structured finance, we are well prepared for this business.

In anticipation of greater demand for insured public infrastructure transactions in Spain and Latin America, we recently hired Miguel Abeniacar, formerly Chief Financial Officer of Abertis Infraestructuras, S.A., as Managing Director, Public Infrastructure, Spain and Latin America.  Miguel will manage our global relationships with contractors and sponsors in these markets.  He will be based in our Madrid office.  With more than 15 years of experience in the building, operating and financing of public infrastructure projects throughout the world, Miguel will add a new dimension of experience to our existing team.

Financial Products continues to develop nicely

The primary product for our Financial Products Group is the Guaranteed Investment Contract (GIC).  During the first quarter of 2005, there was continued strong demand for GICs in both the municipal and structured finance sectors.  We generated $12.8 million of PV net interest margin during the quarter, which was a 17% decrease from that of the same period last year.  The reason for the decrease was that the Company invested primarily in highly liquid, Triple-A, short-dated floating rate instruments in anticipation of widening credit spreads.  For the moment, this produces a smaller net interest margin.  In due course, we expect to lengthen the term of our investments to more closely match the term of funding.

Charting a steady course

Looking ahead, we believe that the anticipated reduction in U.S. municipal new-issue volume and the competitive pricing environment will be balanced by widening spreads in the asset-backed sector and expanding global opportunities.  With balanced capabilities across our three core markets –municipal, asset-backed and international—we will continue to build our franchise while offering Triple-A security to investors in FSA-insured bonds.

Sincerely,

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders’ equity, and PV premiums originated to gross premiums written. This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.